                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                          CAMBRIDGE BIOTECH CORPORATION

                                       AND
                           MERIDIAN DIAGNOSTICS, INC.

                              DATED: JUNE 24, 1996

                            ASSET PURCHASE AGREEMENT

        AGREEMENT, dated as of the 24th day of June, 1996, by and between CAMBRIDGE BIOTECH CORPORATION, Debtor and Debtor in Possession, a Delaware corporation with offices at 365 Plantation Street, Biotechnology Research Park, Worcester, Massachusetts 11605-2376 (hereinafter referred to as "CBC"), and MERIDIAN DIAGNOSTICS, INC., an Ohio corporation with offices at 3471 River Hills Drive, Cincinnati, Ohio 45244 (hereinafter referred to as "Meridian").

        WHEREAS, CBC desires to sell to Meridian certain assets as more particularly described below relating to CBC's business in Enteric and Lyme disease ELISA diagnostic test products and Meridian desires to purchase such assets;

        NOW, THEREFORE, the parties hereby agree as follows:

A.      A 1     DEFINITIONS
                -----------

                A 1.1 "Inventory Price" as used in this Agreement shall mean an amount per unit of that Product, as set forth on Schedule A.1.1.

                A 1.2 "Schedule" as used in this Agreement shall mean the particular schedule or schedules referred to in this Agreement attached to the Information Letter previously executed and delivered by the parties hereto.

                A 1.3 "Supply Agreement" as used in this Agreement shall mean the Supply Agreement as defined in Section B 1.4.

                A 1.4 "Patent Rights" as used in this Agreement shall mean all claims of patents and patent applications which are obtained, owned or controlled, in the sense of having a right to grant licenses thereunder, by CBC insofar and only insofar as such claims cover the Products and/or methods for the manufacture and/or use of the Products.

                A 1.5 "Products" as used in this Agreement shall mean Enteric and Lyme disease ELISA diagnostic test products, the components thereof and their accessories and their software and firmware and the source codes thereof (the aforesaid components, accessories, software, firmware and their source codes are hereinafter referred to as "Accessories"), whether now marketed, previously marketed or under development by CBC. CBC shall list on Schedule
A.1.5 all of the Products and Accessories.

                A 1.6 The terms "Salable inventory" and "Salable inventories" as used in this Agreement shall mean inventory or inventories, as the case may be, fit for the ordinary purposes for which it is to be used, not in violation of any law or regulations, presently on CBC's price list for the Products and presently being sold by CBC and, except as set forth on Schedule A.2.1.1, as of the Closing Date having at least ten (10) months of dating remaining before it reaches its expiration date.

                A 1.7 "Affiliate" as used in this Agreement shall mean a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party, but only for so long as the relationship exists. Without limiting the foregoing, "Control" shall include ownership of at least forty-eight percent (48%) of the shares of stock entitled to vote for the election of directors in the case of a corporation, and at


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least forty-eight percent (48%) of the interests in profits in the case of a business entity other than a corporation.

                A 1.8 "Usable" as used in this Agreement shall mean that if there are specifications for the item of inventory then it has to meet those specifications; or, if there are no specifications, it has to be Salable inventory.

                A 1.9 "Trademarks" as used in this Agreement shall mean the trademarks covered by Section B 1.1.11.

                A 1.10 "CBC Knowledge, as used in this Agreement shall mean the actual knowledge of CBC's officers and/or employees at or above manager level on the CBC organizational chart attached hereto as Schedule A.1.10 and information contained in CBC's records which would be discovered after diligent investigation.

        A 2     CONSIDERATION FOR TRANSFERS, ETC.
                ---------------------------------

                A 2.1 As consideration for the Assets (as hereinafter defined) being transferred, assigned and conveyed by CBC to Meridian pursuant to the terms of this Agreement:

                         A.2.1.1  Meridian shall pay CBC the sum of Five Million
Seven Hundred and One Thousand Dollars ($5,701,000.00) (hereinafter the "Purchase Price") plus the Inventory Price of Salable and Usable finished inventories for the Products. CBC shall have at least the finished goods inventory of the Products at Closing, as set forth on Schedule A.2.1.1, all of which shall be unallocated inventory which shall be transferred to Meridian within fifteen (15) days after the Closing. The Purchase Price shall be paid to CBC at the Closing, less the sum of Four Hundred Eighty-Three Thousand Dollars ($483,000) previously received by


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CBC as a deposit, and less the sum of One Million Dollars ($1,000,000), which shall be deposited at the Closing with the Escrow Agent as specified in Section A 2.4. Within thirty (30) days after the Closing, Meridian shall pay CBC the Inventory Price of finished goods inventories of the Products transferred to Meridian at the Closing which Meridian determines (i) after audit were transferred and (ii) after quality control testing of the Products that the Products are Salable and Usable finished goods inventories of the Products. In the event that CBC disagrees with Meridian's determination with respect to (i) and/or (ii), CBC and Meridian shall submit only the determination that CBC disagrees with respect to (i) or (ii) to arbitration in New York, New York under the rules of the American Arbitration Association.

                         A 2.1.2  Meridian shall pay CBC royalties in an amount
equal to two percent (2%) of worldwide Net Sales, as hereinafter defined, for each twelve month period commencing on the Closing Date or an anniversary thereof ("Royalty Year"), in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) of Products and any improvements replacements or substitutions for the Products (collectively "Royalty Products"). Net Sales shall mean the amount billed or invoiced on sales of Royalty Products less (i) customary trade, quantity or cash discounts and non-affiliated brokers or agents commissions actually allowed and taken; (ii) amounts repaid or credited by reason of rejection or return; (iii) to the extent separately stated on purchase orders, invoices or other documents of sale, transportation costs, and


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taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of Meridian; and (iv) uncollected bills to the extent these have been "written off" on Meridian's books. For the purpose of calculating royalties, Net Sales in each Royalty Year of Cytoclone(TM) A&B EIA shall be deemed to be the greater of: (i) actual Net Sales, or (ii) $1,500,000. The parties acknowledge that Meridian markets an existing product to detect C. difficile toxin A which may be competitive with CBC's Cytoclone(TM) product. Meridian agrees that it shall offer equal incentives to its sales force for the sale of each of the products.

                         Royalties shall be payable commencing with respect to
Net Sales on and after the Closing Date and shall continue until the end of the fifth Royalty Year. Meridian shall pay royalties to CBC within thirty days from the end of each calendar quarter; that is, the end of March, June, September and December. Any royalties not paid within this time period shall be deemed past due royalties which shall bear interest at the rate of ten percent per annum from their due date payable on demand to CBC.

                         Meridian shall prepare for each calendar quarter a
written report acceptable to CBC setting forth the Net Sales and royalties payable thereon, including a detailed listing of all Royalty Products sold and all deductions from Net Sales. The reports required by this agreement shall be certified by Meridian's chief financial officer. Meridian shall keep accurate and correct records of calculations for determining royalties on Royalty Products made, used or sold under this agreement at least


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three years following a given reporting period. The records shall be available during normal business hours for inspection by a certified public accountant selected by CBC and reasonably acceptable to Meridian for the sole purpose of verifying reports and payments hereunder.

                         A 2.1.3 The parties agree that Meridian and CBC shall
both utilize the asset allocation specified on Schedule A.2.1.3 for United States Federal Income Tax filings.

                A 2.2 At the times specified in Section B 1.3.1, CBC shall ship to Meridian at locations designated by Meridian, the tangible assets which are included in the Assets. Meridian will pay the cost of shipping and, provided the Products are appropriately packaged for shipment by CBC, Meridian will bear the risk of loss during shipment of said tangible assets to Meridian once the tangible Assets are turned over to the carrier by CBC at CBC's loading dock. As provided in Section B 1.3.1, at Meridian's request CBC shall store the tangible Assets for Meridian without charge to Meridian for up to six (6) months after the Closing, and CBC shall bear the risk of loss with respect to such tangible Assets while they are being stored by CBC.

                A 2.3 Notwithstanding anything provided herein to the contrary, each party will be responsible for promotional discounts including, but not limited to, free goods under deals and/or contracts in connection with the Products which it shipped or ships or which were shipped or will be shipped on its behalf. CBC represents that attached as Schedule A.2.3 is a copy of the


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promotional discounts offered by CBC on the Products since January 1, 1995.
Except as shown on said Schedule A.2.3, between the date of execution of this Agreement and the Closing Date, CBC shall not and shall not allow others on its behalf to offer any promotional discounts on the Products except for normal discounts generally consistent with past practice.

                A 2.4 At the Closing, the parties hereto shall execute an escrow agreement in form and substance the same as attached hereto as Schedule A.2.4 (hereinafter the "Escrow Agreement"). One Dollars ($1,000,000) of the Purchase Price (hereinafter the "Escrow Funds") shall be deposited at the Closing with the escrow agent specified in the Escrow Agreement. The Escrow Funds shall be held and disbursed by said escrow agent pursuant to the Escrow Agreement.

B.      TRANSACTIONS RELATING TO THE ASSETS.

        B 1     TRANSFER OF ASSETS AND RELATED TRANSACTIONS.
                --------------------------------------------

                B 1.1 TRANSFER OF ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing, CBC shall transfer, assign and convey and cause to be transferred, assigned and conveyed to Meridian the following assets of CBC and CBC's Affiliates wherever they exist throughout the world, if any (hereinafter the "Assets"):

                         B 1.1.1  All Salable and Usable inventories of finished
goods of the Products set forth on Schedule B.1.1.1 subject to changes therein in the ordinary course of business to the Closing Date.


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                         B 1.1.2  All patents and patent applications owned by
CBC and Patent Rights granted CBC which relate to or which are or have been used in the business relating to the Products. CBC shall list all Patent Rights, patents and patent applications covered by this section on Schedule B.1.1.2.

                         B 1.1.3  All rights, trade secrets or secret processes,
inventions whether patentable or unpatentable), shoprights, discoveries, improvements and compositions owned by CBC insofar as any of the foregoing are or have been or are intended to be used by CBC in its development and/or manufacturing and/or testing and/or sale and/or use by CBC and/or customers (development and/or manufacturing and/or testing and/or sale and/or use by CBC and/or customers shall hereinafter be referred to as "M, S and U") of the Products and all technical information owned by CBC incidental thereto, to the extent it relates to the M, S and U of the Products or CBC products competitive therewith or how to make the Products or CBC products competitive therewith (hereinafter referred to as "Technical Information"). Technical Information shall include but not be limited to all technical information, know-how, data and formulas for the manufacture, testing or use of the Products, master device record for each Product including a complete set of the most recent manufacturing, quality control and purchasing documents, raw material specifications for the Products, device history records for each Product, data to support expiry assignments, data to support product improvements or other changes which did not result in filing of a 510(k) submission,


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Material Safety Data Sheets for the Products and any unique materials, and all technical service complaint records and information for the Products over the three (3) year period prior to Closing and all other technical information relating to the Products including, but not limited to, all other manufacturing, quality control and technical service records and information, process validation studies and raw data to support performance claims. Technical Information shall include but not be limited to the information specified in 21 Code of Federal Regulations ss.ss. 820.181 and 820.184. CBC shall list on Schedule B.1.1.3 all principal separately identifiable Technical Information related to manufacture and quality control of the Products.

                         B 1.1.4 Copies of all applications, notices, data and
other information relating to the Products, their manufacture, and processing filed or in the process of being developed or prepared in order to be filed with the FDA or with other agencies and regulatory bodies in the United States, or with boards of health, or other similar agencies in foreign countries (hereinafter referred to as the "Materials").

                         B 1.1.5 All goodwill of CBC relating to the Products
and the business transferred.

                         B 1.1.6 Copies of all records and accounts dealing with
the business of CBC relating to the Products, including without limitation, the complete customer lists, customer records and sales histories for the three (3) year period immediately prior to the Closing, Rental Instrument accounts, Rental Instrument customers and Rental Instrument rental histories for


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the three (3) year period immediately prior to the Closing, of CBC relating to the Products.

                         B 1.1.7  All rights with respect to periods after the
Closing (including any pertaining to goods or services to be delivered or performed subsequent to the Closing) relating to the Products in, to and under the contracts, purchase orders, licenses, agreements and commitments listed on Schedule B.1.1.7.

                         B 1.1.8  All applications, permits, licenses,
registrations, IDE's, PMA'S, 510K's and other authorizations (hereinafter collectively "Authorizations") to the extent they relate to the M, S and U of the Products and to the extent CBC can transfer same. CBC shall list all such Authorizations on Schedule B.1.1.8.

                         B 1.1.9  All copyrights and applications for copyright
which are or have been or are intended to be used by CBC for the Products and all software owned by or licensed to CBC (to the extent assignable) which are, have been or were intended to be used by CBC on or in connection with the Products. CBC shall list all copyrights and applications for copyright covered by this section on Schedule B.1.1.9.

                         B 1.1.10  The following intangibles and tangibles,
relating to the M, S and U of the Products, whether or not appearing on the books of CBC: supplier lists, photographs, artwork, layouts and printers' cuts, and plates, advertising, sales and promotional materials (including media items), market and consumer research (except if agreements with the company that provided the consumer research prohibit CBC from transferring


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such research to Meridian as part of the transfer of the Assets), catalogs, manuals, copies of scientific publications, abstracts, samples and displays of all types, wherever found, computer tapes, computer programs, and printouts and records (including credit records).

                         B 1.1.11 All trademarks and the goodwill related
thereto and trademark applications and registrations owned by CBC which are or have been or are intended to be used by CBC relating to the Products except for the trademarks listed as exceptions on Schedule B.1.1.11. CBC shall list all such marks, and the application numbers and registration numbers of such marks on Schedule B.1.1.11.

                         B 1.1.12 At Meridian's option, all machinery and
equipment listed on Schedule B.1.1.12 (hereinafter the "Equipment").

                         B 1.1.13 All reagent rental instrumentation for the
Products in CBC's possession or in the field with customers under rental agreements covering the reagent rental instruments (hereinafter the "Rental Instruments"). CBC shall list all Rental Instruments on Schedule B.1.1.13.

                B 1.2 SHIPMENT OF PRODUCTS. Commencing at 6:00 A.M. on the Closing Date, no further shipments of the Products will be made by CBC for its own account and all Product orders coming in and not filled as of 6:00 A.M. on that date shall be held for Meridian's account or shipped by CBC for Meridian's account, with Meridian's written approval, at Meridian's discretion, unless the Closing Date shall thereafter for any reason be delayed by more


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than three (3) days from the expected Closing Date.

                B 1.3 INSTRUMENTS OF CONVEYANCE, TRANSFER, ASSUMPTION AND FURTHER ASSURANCES.

                         B 1.3.1 At the Closing, with respect to the Assets
being transferred to Meridian pursuant hereto, CBC shall deliver to Meridian such good and sufficient instruments of conveyance and transfer, including, without limitation, bills of sale, consents, patent, trademark, and copyright assignments, and contract assignment and endorsements, in form and substance reasonably satisfactory to Meridian and its counsel, to convey to, and vest in, Meridian all right, title and interest in and to all of the Assets to be transferred and delivered hereunder free and clear of all liens, mortgages, pledges, security interests, conditional sales agreements and restrictions on transfer, and free and clear of all other restrictions, encroachments and easements. Except as set forth on Schedule B.1.3.1, after the Closing, Meridian shall be the sole owner of the Assets and entitled to exclusive possession thereof, and CBC and its Affiliates, if any, shall, except as otherwise contemplated by this Agreement, cease all use of and not use or make any further use of any of the Assets. At the Closing, CBC shall deliver to Meridian the Assets set forth in Sections B 1.1.6 and B 1.1.7 and copies of contracts, purchase orders, licenses, commitments and agreements listed on Schedule B.1.1.7 and copies of all similar contracts, licenses, agreements and commitments entered into or incurred by CBC in the ordinary course of business between the date hereof and the Closing. Promptly following the Closing, CBC


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shall ship to Meridian the Assets covered by Sections B 1.1.10, B 1.1.13 and B
1.1.1, except such portion of the finished goods inventory which Meridian requests that CBC store as provided in Section A 2.2. Within thirty (30) days following the Closing, CBC shall deliver to Meridian in accordance with Meridian's instructions (but subject to Section A 2.2), the Assets set forth in Section B 1.1.3, B 1.1.4 and B 1.1.8, and copies of the files and the patent, copyright, and trademark registrations issued for the Assets set forth in Sections B 1.1.2, B 1.1.9, and B 1.1.11. Should Meridian require it, CBC agrees to permit Meridian to store the Assets at the premises of CBC for a reasonable period of up to six (6) months after the Closing without charge. Except as specified on Schedule B.1.3.1, CBC shall be entitled to use the Equipment covered by Section B.1.1.12 after the Closing solely for manufacturing Products to be supplied by CBC to Meridian in accordance with the Supply Agreement. On a date within thirty (30) days after the completion by CBC of its obligations under the Supply Agreement to supply to Meridian the Products as required by the Supply Agreement, CBC shall ship the Equipment to Meridian at Meridian's cost at the address specified by Meridian.

                         B 1.3.2 From time to time after the Closing Date,
without further consideration, CBC shall execute and cause to be executed and shall deliver to Meridian all such instruments of conveyance and transfer, and take all such other actions, as Meridian may reasonably request to more effectively transfer to and vest in Meridian, and to put Meridian in possession of the


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Assets and business relating to the Assets to be transferred and delivered hereunder.

                         B 1.3.3 At the Closing, Meridian shall deliver to CBC
an instrument or instruments or assumption in form reasonably satisfactory to both CBC and Meridian to evidence the assumption by Meridian of those certain of CBC's obligations as are set forth in Section B 2.1 hereof.

                         B 1.3.4  CBC will obtain and deliver to Meridian on or
before the Closing Date consents authorizing the transfer and assignment to Meridian of all those rights and only those obligations arising subsequent to the Closing, pertaining to goods or services to be delivered or performed with respect to periods after the Closing, under the contracts, licenses, agreements, purchase orders, and commitments specified in Section B 1.1.7 and Section 2.1 hereto which are to be assigned to and assumed by Meridian hereunder, effective on the Closing Date, as required in order for CBC to transfer and assign the same to Meridian.

                B 1.4 At the Closing, Meridian and CBC shall enter into a Supply Agreement in the form attached hereto as Schedule B.1.4 (the "Supply Agreement").

                B 1.5 TRAINING, ETC. Provided the people who have expertise to provide training still work for CBC and resources are still available to CBC, for the period of twelve (12) months following the Closing Date, CBC shall without charge to Meridian, except for reimbursement of Meridian-requested travel (including transportation at coach, hotels and meals) when verified by


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suitable evidence of expenditure, provide any training with respect to the
Products which Meridian or its designees reasonably requires for manufacturing, raw material production, evaluation and qualification, and quality control and personnel. For the period of three (3) months following the Closing Date, CBC shall, without charge to Meridian, except for reimbursement of Meridian-requested travel (including transportation at coach, hotels and meals) when verified by suitable evidence of expenditure, provide training, assistance and collaboration which Meridian or its designees reasonably requires for technical service, customer service, marketing, regulatory, compliance and field personnel relating to the Products.

                B 1.6 For up to three (3) months after the Closing, CBC shall continue to handle technical service calls and at Meridian's request CBC shall seek to continue to retain up to two (2) technical service representatives to handle said technical service calls. Meridian shall reimburse CBC for the salaries and benefits for said three (3) month period after the Closing for up to two people retained by CBC for this purpose at the same salaries and benefits paid to them by CBC prior to the Closing plus no more than a twenty percent (20%) retention bonus (calculated based on the aforesaid three (3) month period), which bonus shall only be payable if such retained service representative works for CBC for the full three (3) month period following the Closing, which bonus may be prorated based on the portion of the aforesaid three
(3) month period the retained service representative works, if Meridian decides that the


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service representative's services are no longer required before the end of said three (3) month period. Meridian shall reimburse CBC for such salaries, benefits and bonus within ten (10) days after the end of each month in question.

        B 2  LIMITED ASSUMPTION OF LIABILITIES; DISCLAIMER; INDEMNIFICATION.
             ---------------------------------------------------------------

                B 2.1 LIMITED ASSUMPTION OF LIABILITIES BY MERIDIAN. Except as otherwise specifically provided elsewhere in this Agreement, Meridian shall assume only those liabilities and obligations which arise, are imposed, or accrue, subsequent to the Closing, pertaining to goods or services to be delivered or performed with respect to periods after the Closing Date, and which relate to the Products or Assets, under the contracts, licenses, agreements and commitments specified on Schedule B.1.1.7 hereto. Such assumption shall be subject to the execution, terms, and conditions of the separately executed instrument or instruments of assumption referred to in Section B 1.3.3 and shall, notwithstanding the execution and delivery of such instrument or instruments of assumption at the Closing, continue to be subject to the provisions of Section B 2.2 which shall survive the Closing and which shall be deemed to be incorporated into any such instrument or instruments of assumption, and further, such assumption shall be subject to entry of an Order by the Bankruptcy Court, in form and substance reasonably satisfactory to Meridian, which approves the assumption and assignment of such contracts, and which fixes the amount of the payments to be made by CBC to cure any breaches by


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CBC and obtain waivers for any such breaches (hereinafter "Cure Payments"), if any.

                B 2.2  DISCLAIMER.  Other than as specifically provided in
Section 2.1 hereof or elsewhere in this Agreement, Meridian does not hereby, and will not, assume responsibility or be responsible for any termination indemnities which have accrued under "Dealer Protection" laws, or otherwise, with respect to periods on and prior to the Closing Date and become payable upon the rightful termination of any contract, license, agreement or commitment referred to in Section B 2.1 or for any debts, obligations of any kind or liabilities (including penalties or exemplary or punitive damages) of CBC and/or its Affiliates, if any, or any other person or entity not affiliated with Meridian, whether accrued, absolute, contingent or otherwise including without limitation all labilities for any product liability, trademark infringement, patent infringement, breach of warranty, negligence, strict liability, personal injury, wrongful death, wrongful life, economic loss, or property damage, or any other claim, suit, action, damage, expense, notice, or proceeding arising as a result of CBC's and/or its Affiliate's, if any, actions or omissions, regardless of when such a claim is discovered, arises, or is made. Meridian shall not be liable for such indemnities, debts, obligations or liabilities even though they might be raised or imposed for the first time after the Closing, and Meridian shall have no liability or obligation to any person, organization or entity with respect to any action, inaction, conduct, event or occurrence occurring or failing to


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occur prior to the Closing Date irrespective of when raised, or any actions, inactions or conduct of CBC after the Closing Date.

        B 3  COVENANTS, REPRESENTATIONS AND WARRANTIES OF CBC.
             -------------------------------------------------

                Except as, and to the extent, otherwise disclosed in this Agreement or the schedules hereto, CBC hereby covenants, represents and warrants as follows:

                B 3.1 OPERATING STATEMENT, ETC. CBC's financial statements, annexed hereto as Schedule B.3.1, which consist of (i) sales by Product by country in units and dollars for 1994 and 1995; and (ii) raw materials at standard cost by Product for 1995 (hereinafter called the "Financials"), present fairly the financial results of CBC's operations relating to the Products during the period they cover subject to the reservations contained in D 1.2.15. The information was prepared from the accounting records of CBC and includes all accruals and allocations and other adjustments necessary for a fair presentation of sales and materials costs relating to the Products during the period they cover, subject to the reservations contained in D 1.2.15. CBC warrants that there are no material misstatements in the Financials.

                B 3.2 BUSINESS ACTIONS BETWEEN JANUARY 1, 1994 AND DATE OF AGREEMENT. Except as otherwise expressly provided or set forth in or contemplated by this Agreement, between January 1, 1994 and the date of this Agreement, CBC has not in connection with the Assets:

                         B 3.2.1  incurred any obligation or liability absolute
or contingent in connection with its business relating


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




to the Products, except in the ordinary and usual course of business;

                         B 3.2.2  paid any liability, absolute or contingent in
connection with its business relating to the Products, other than liabilities as at January 1, 1994 and liabilities incurred since January 1, 1994, in the ordinary and usual course of business;

                         B 3.2.3 except as provided on Schedule B.3.2.3, leased,
licensed, mortgaged, pledged or subjected to lien or other encumbrance, any of the Assets to be transferred, sold and conveyed hereunder;

                         B 3.2.4  except as provided on Schedule B.3.2.4, sold,
assigned or transferred any of the Products or Assets used by, or in connection with, its business relating to the Products except finished goods inventories in the ordinary and usual course of business;

                         B 3.2.5 except as provided for on Schedule B.3.2.5,
entered into any transaction relating to the Products or Assets not in the ordinary and usual course of business;

                         B 3.2.6  except as provided for on Schedule B.3.2.6,
cancelled, released or assigned any indebtedness owed to it with respect to its business relating to Products or the Assets except for the collection of accounts receivable in the ordinary course of business, nor granted any immunities from suit;

                         B 3.2.7 except as set forth on Schedule B.3.2.7 hereto,
sold, assigned, transferred, or licensed any patents,


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



trademarks, copyrights, patent or trademark applications or licenses therefor, or other intangible assets included in the Assets; or

                         B 3.2.8 except as provided on Schedule B.3.2.8,
experienced any loss, damage or destruction to or of any of its Assets (whether or not covered by insurance) which materially affects or impairs the Assets or its ability to conduct its business relating to the Products, including, without limitation, the M, S and U of the Products, and no labor trouble, or, to CBC's knowledge, other event or condition of any character generally not known within the industry has come to its attention which materially and adversely affects or threatens to affect, within two (2) years after the Closing, the Assets or the M, S and U of the Products.

                B 3.3 BUSINESS ACTIONS BETWEEN DATE OF AGREEMENT AND CLOSING DATE. Except as may otherwise be expressly permitted in or contemplated by this Agreement or as is not material, between the date of this Agreement and the Closing Date, CBC will, except as provided on Schedule B.3.3, conduct the business relating to the Products and Assets diligently and in substantially the same manner as they previously have been conducted and CBC will not, without Meridian's permission, with respect to the Assets and business to be transferred, sold and conveyed hereunder:

                         B 3.3.1 enter into any contract, lease or commitment of
any type whatsoever except such contracts or commitments as are in the ordinary course of business which by their terms are to be performed in a reasonable time or are terminable on reasonable notice;

                         B 3.3.2 except as provided on Schedule B.3.3.2, make an
expenditure or incur liability in any one transaction in excess of Ten Thousand Dollars ($10,000) or in any series of transactions in excess of Fifty Thousand Dollars ($50,000) in the aggregate;

                         B 3.3.3 cause or permit to occur any of the actions set
forth in Sections B 3.2.2 through B 3.2.8 hereof;

                         B 3.3.4 except as disclosed on Schedule B.3.3.4,
knowingly violate any law or regulation applicable to the Products or the Materials, nor knowingly violate any order, injunction or decree applicable to the conduct of its business relating to the Products, the effect of any of which would be materially adverse;

                         B 3.3.5 except in the ordinary course of business,
modify, amend, cancel or terminate any of its existing contracts or agreements relating to the Products or the Assets, or agree to do any of those acts; or

                         B 3.3.6 subject to unexpected manufacturing problems,
allow the quantities of Salable and Usable inventories of the Products to fall below normal levels.

                B 3.4 ADVERSE DEVELOPMENTS. Except as set forth on Schedule B.3.4, since January 1, 1994, there have been no changes in the business, assets, properties, operations or financial condition of CBC which have had or to CBC's Knowledge will (a) have a material adverse effect on CBC's business relating to the Products or the value of the Assets, and to CBC's Knowledge there has not been a development or threatened development which has not been disclosed herein or in the Schedules hereto, or which is not a published law, regulation or regulatory proceeding, of a nature that is or may be materially adverse to the M, S and U of the Products and/or the Assets or (b) materially adversely affect CBC's ability to perform its obligations under this Agreement and the Supply Agreement, and to CBC's Knowledge no development or threatened development, which is not a published law, regulation or regulatory proceeding, is of a nature that it may be materially adverse to CBC's, M, S and U so as to materially adversely affect CBC's ability to perform its obligations under this Agreement and the Supply Agreement.

                B 3.5  OWNERSHIP OF ASSETS.
                       --------------------

                         B 3.5.1 (i) Except as set forth on Schedule
B.3.5.1(i)(a), CBC owns and has good and marketable title to all of the Assets and the Products to be transferred, sold and conveyed hereunder free and clear of any liens, mortgages, pledges, security interest, conditional sales agreements, encumbrances, notes, easements, restrictions, charges or any kind or notices of violations of law or municipal ordinances. Except as set forth on Schedule B.3.5.1.(i)(b), CBC will at the Closing convey or cause to be conveyed the Assets to Meridian free and clear or any mortgages, liens, pledges, security interests, conditional sales agreements, encumbrances, notes, easements, restrictions, charges of any kind or notices of violations of law or municipal ordinances, in the manner required herein.

                         (ii) Except as set forth on Schedule B.3.5.1(ii)(a),
CBC represents and warrants that it is the sole and exclusive owner of or has exclusive rights to all of the Assets and that it has not licensed any of the Assets or rights relating thereto to any party. Except as set forth on Schedule B.3.5.1(ii)(b), CBC expressly represents and warrants that none of the Assets is owned by any of CBC's subsidiaries or Affiliates.

                         B 3.5.2 (i) Except as set forth on Schedules B.1.1.2,
B.1.1.9 and B.1.1.11, CBC owns no copyright, trademarks, patents, or applications or registrations therefor, which have been used, are used or are being held for use in connection with the Products. The intellectual property Assets are, in the reasonable business judgment of CBC, sufficient to permit Meridian to develop and/or manufacture and/or test and use and allow Meridian's customers to use the Products consistent with how they were developed, made, tested and/or used in the past.

                         (ii) Except as set forth on Schedule B.3.5.2(ii), CBC
is not a party to or bound by any license or agreement requiring the payment of any royalty, license fee or other consideration relating to the Trademarks and applications or registrations therefor, the patents and applications therefor listed on Schedule B.1.1.2 hereto, the copyrights and applications therefor listed on Schedule B.1.1.9 hereto, or the Technical Information or the Products.

                         B 3.5.3 Except for inventory sold in the ordinary
course of business and except as set forth on Schedule B.3.5.3,

CBC has not since January 1, 1994 sold, assigned, licensed or otherwise disposed of any of the Assets or any right relating to the Assets to any third party nor licensed or otherwise granted to any third party the right to use any trademark, patent, copyright or know-how relating to the Products.

                         B 3.5.4 (i) All patents and patent applications covered
by Section B 1.1.2 (the "Patents") that have not expired are listed on Schedule
B.1.1.2 hereto.

                         (ii) Except in, to and under the contracts, purchase
orders, licenses, agreements, and commitments listed on Schedule B.1.1.7, there are no contracts, purchase orders, licenses, agreements or commitments under which there are or will be any rights and obligations relating to the Products or Assets with respect to periods after the Closing to which CBC is a party or relating to any of the Assets.

                         (iii) All principal separately identifiable Technical
Information is listed on Schedule B.1.1.3 hereto.

                         (iv) All Salable and Usable finished goods inventories
of Products determined as provided in Section B 1.2 are set forth on Schedule B.1.1.1.

                         (v) All trademarks and the applications and
registrations therefor covered by Section B 1.1.11 are set forth on Schedule B.1.1.11.

                         (vi) All patents, patent applications and Patent Rights
covered by Section B 1.1.2 are set forth on Schedule B.1.1.2.

                         (vii) All separately identifiable Materials relating to
FDA filings are listed on Schedule B.1.1.4.

                         B 3.5.5 PATENTS. To CBC's Knowledge, the Patents have
been properly obtained and issued, and have not been misused. Except as set forth on Schedule B.3.5.5.1 hereto, none of the issued Patents has been held to be invalid and, to CBC's Knowledge, each of the issued Patents is in full force and effect. Except as set forth on Schedule B.3.5.5.2 hereto, none of the Patents is the subject of any pending or, to CBC's Knowledge, threatened challenge, dispute, claim or suit. To CBC's Knowledge, except as set forth on Schedule B.3.5.5.3 hereto, the manufacture, use or sale of the Products embodying any of the Patents does not infringe, breach or violate any rights of any third party. Except as set forth on Schedule B.3.5.5.4 hereto, to CBC's Knowledge and information, none of the Patents is being infringed or violated by any third party. Except as set forth on Schedule B.3.5.5.5 hereto, CBC has not entered into any agreement with any person containing any restriction or obligation on CBC with respect to the Patents, whether for the payment of money or otherwise, which remain in effect as of the date hereof. Except as set forth on Schedule B.1.1.2 and Schedule B.3.5.5.6 hereto, to CBC's Knowledge, the Patents and Patent Rights comprise the only patents and Patent Rights used or licensed in connection with the M, S and U of the Products, except only for such patents and Patent Rights as may be embodied in products bought by CBC from third parties and incorporated in the Products sold by CBC. Except as set forth on

Schedule B.3.5.5.7 hereto, CBC has not licensed or authorized any third party to make, use or sell any of the Products or products competitive thereto and, except as set forth on Schedule B.3.5.5.8 hereto, has not given any indemnifications to any person, firm, or corporation with respect to any of the Patents.

                         B 3.5.6 FORMULATIONS, TRADE SECRETS, ETC. Except as set
forth on Schedule B.3.5.6.1 hereto, to CBC's Knowledge, (i) none of the Technical Information being acquired by Meridian pursuant to this Agreement is the subject of any pending or threatened challenge, dispute, claim or suit; (ii) the use of any of the Technical Information does not infringe, breach or violate any right of any third party; (iii) none of the Technical Information is being infringed or violated by any third party; and (iv) the Technical Information are the only inventions, formulations, proprietary technology, know-how or trade secrets used or intended to be used or licensed by CBC in connection with the M, S and U of the Products except for such as are embodied in products purchased by CBC from third parties and incorporated in products sold by CBC. Except as set forth on Schedule B.3.5.6.2, CBC has not licensed or authorized any third party to use any of the Technical Information or given any indemnifications to any person, firm or corporation with respect to any of the Technical Information.

                B 3.6 NON-INFRINGEMENT OF TRADEMARKS. Except as set forth herein or on Schedule B.3.6.1 or another schedule hereto, CBC knows of no infringement or other violation by others of the Trademarks or the copyrights to be transferred to Meridian hereunder. To CBC's Knowledge, CBC is not and has not been infringing upon any copyright or trademark or trade name, or breaching the rights of any third party, by manufacturing, promoting or selling the Products and/or using the Trademarks, and no infringement proceedings have been instituted or are pending or, to CBC's Knowledge, are any such proceedings threatened, and no claim has been received alleging any such violation. Except as set forth on Schedule B.3.6.2, to CBC's Knowledge, the Trademarks are not the subject of any pending or threatened challenge, dispute, claim or suit. To CBC's Knowledge, the Trademarks and copyrights to be transferred to Meridian have been properly obtained and issued, have not been misused and have not been declared invalid by any court. To CBC's Knowledge, the Trademarks have been duly and properly registered in the countries indicated on Schedule B.1.1.11 hereof.

                B 3.7 LAWSUITS, REGULATORY PROCEEDINGS, INVESTIGATIONS, ETC. Except as set forth on Schedule B.3.7.1, there are no pending legal actions, suits or proceedings, or, to CBC's Knowledge, any pending governmental investigations or other investigations of any nature, or any orders, injunctions or decrees outstanding, pending, affecting or, to CBC's Knowledge, threatened, against CBC relating to or against the Assets, the Products, the Technical Information or CBC's business relating to the Products or the plant where the Products are manufactured or, to CBC's Knowledge, threatened against the Assets or CBC's business relating to the Products, or which seeks to enjoin, prohibit or otherwise challenge the performance of this Agreement, or which may have a material adverse effect upon the enjoyment and use by Meridian of the Assets, or, to CBC's Knowledge, any basis for such litigation, proceeding or investigation. Except as set forth on Schedule B 3.7.2 hereto, during the last four (4) years, there have been no written claims or suits against CBC relating to or against CBC's business relating to the Products, the Assets or the Products, no seizure under any law or any recall after distribution by CBC, or by any licensor or licensee of CBC, of any of the Products and, to the best of CBC's Knowledge, no information has come to CBC's attention which might cause any such seizure or recall except as otherwise disclosed herein. Except as set forth on Schedule B.3.7.3 or except to the extent that they relate to routine administrative matters, during the last four (4) years there have been no communications and correspondence received by CBC from any governmental authority affecting or relating to the business of CBC relating to the Products, and CBC has provided Meridian with copies thereof prior to the execution of this Agreement. To the Knowledge of CBC, except as set forth on Schedule B.3.7.4, during the last four (4) years there have been no customer complaints received by CBC, which with normal industry practice would be reduced to writing, relating to the Products and CBC has provided Meridian with copies thereof prior to the execution of this Agreement.

                B 3.8 COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth on Schedule B.3.8, CBC is not in violation of and is not in default under any judgment, injunction, writ, award or decree of any court, arbitrator, agency or governmental body, and, to the Knowledge of CBC, CBC is not in material violation of any law, regulation, ordinance, order, or other requirement of any governmental body or court and no event has occurred which, with notice or lapse of time or both, would constitute such a material violation or default relating to the Assets or the Products, including without limitation, any regulations or requirements of the FDA, the United States Environmental Protection Agency, the Federal Trade Commission or the Internal Revenue Service.

                B 3.9 AGREEMENT AND OBLIGATIONS; PERFORMANCE. Except as set forth on Schedule B.3.9, CBC has, in all material respects, performed all obligations to be performed by it to date under all contracts, purchase orders, licenses, agreements, and commitments specified on Schedule B.1.1.7 to which CBC is a party, is not in default in any material respect under any of said contracts, purchase orders, licenses, agreements, or commitments or any other agreements, and has received no notice of or has no Knowledge of any default or alleged default thereunder which has not heretofore been withdrawn. To the extent CBC has breached any of its obligations under any contracts, purchase orders, licenses, agreements or commitments specified on Schedule B.1.1.7, CBC shall cure said breach on or prior to the Closing and, on or prior to the Closing, pay any Cure Payments which are necessary. CBC has no knowledge of any existing material default under any of said contracts, purchase orders, licenses, agreements, and commitments by any other party thereto, except to the extent CBC's bankruptcy filing may be deemed a default thereunder.

                B 3.10  THE PRODUCTS, INVENTORIES AND OPERATIONS.
                        -----------------------------------------

                         B 3.10.1 The finished goods inventories of the Products
sold to Meridian at the Closing, are in good, Usable and Salable condition, free from any defect, whether latent or patent, and currently of a quality, strength and purity which is in conformity with applicable FDA regulations. Except as set forth on Schedule B.3.10.1, no article in such inventories is adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act nor is any finished article contained in such inventories an article which may not, under the provisions of Sections 404 or 505 of the said Act, be introduced into interstate commerce for the uses thereof previously made by CBC. The inventories of finished goods of the Products are packaged for resale in customary packaging used for those products by CBC.

                         B 3.10.2  Except as set forth on Schedule B.3.10.2 and
Schedule B.3.5.5.3, to CBC's Knowledge, the manufacture, use and sale by CBC of the Products are in accordance with the provisions of the applicable Authorizations, comply in all material respects with all applicable laws and regulations and do not interfere with the rights of any person to know-how or to any property right the existence of which would materially adversely affect the value of the Assets or the Products.

                         B 3.10.3 Except as set forth on Schedule B.3.10.3, CBC
has the necessary material business permits, licenses, orders, applications and approvals to allow it to carry on the M, S and U relating to the Products as presently conducted; all such permits, licenses, orders, applications and approvals are in full force and effect and, except as specifically set forth on Schedule B.3.10.3, no suspension or cancellation of any of them is threatened. To the extent permitted under existing laws and regulations, CBC will assign and transfer, or cause to be assigned and transferred, to Meridian all such permits, orders, licenses, applications and approvals at the Closing. With respect to such permits, licenses, orders, applications and approvals which are not permitted to be assigned to Meridian or which relate to assets not being assigned to Meridian, CBC will use reasonable efforts after the Closing to assist Meridian to obtain for Meridian or its designees such permits, licenses, orders and approvals, including but not limited to, authorizing the appropriate governmental body or agency to refer to CBC's permits, licenses, orders and approvals relating to the Products on behalf of Meridian, subject to reimbursement of any reasonable expenses incurred.

                         B 3.10.4 Except as set forth on Schedule B.3.10.4.1,
since January 1, 1994, CBC has not failed to file any report, data, or other information with respect to the Products, the Materials or the operation of CBC's plant where the Products are manufactured that is required to be filed with the FDA or any other federal, state or local government agency or other governmental agency, which failure to file would materially adversely affect the Products, the Materials or the operations of

CBC's plant where the Products are manufactured. Except as disclosed on Schedule B.3.10.4.2, CBC is in all material respects in compliance with current federal, state, state agency and local government and other governmental reporting requirements, if any, relating to the Products, the Materials, Authorizations and the plan operation where the Products are manufactured.

                         B 3.10.5 All information concerning the items listed on
Schedules B.3.5.1(i)(a), B.3.5.5.1, B.3.5.5.2, B.3.5.5.3, B.3.5.5.4, B.3.5.5.5,
B.3.5.6.1, B.3.6.1, B.3.6.2, B.3.7.1, B.3.7.2 and B.3.7.3, the Products, the
Materials, the Authorizations and the operation of CBC's plant where the Products are manufactured, including published and unpublished data, relating to the safety and efficacy of the Products, coming to the attention of CBC within four (4) years prior to the Closing Date not already listed on Schedules B.3.5.1(i)(a), B.3.5.5.1, B.3.5.5.2, B.3.5.5.3, B.3.5.5.4, B.3.5.5.5, B.3.5.6.1,
B.3.6.1, B.3.6.2, B.3.7.1, B.3.7.2 and B.3.7.3 will be promptly disclosed to Meridian prior to Closing. CBC will transmit to Meridian any adverse reaction, adverse experience or quality complaints pertaining to the Products coming to CBC's attention after the Closing addressed to the attention of the Director of Scientific and Regulatory Affairs, Meridian Diagnostics, Inc., 3471 River Hills Drive, Cincinnati, Ohio 45244.

                B 3.11  FORMULAE, ETC., FOR PRODUCTS.
                        -----------------------------

                         B 3.11.1 Schedule A.1.5 is a true and correct list of
the Products currently in inventory, currently being manufactured and products or technology related to the Products, including, without limitation, that relating to the C. difficile Product contemplated by ongoing research programs by CBC.

                         B 3.11.2  Except as set forth on Schedule B.3.11.2 with
respect to the Products currently being manufactured, CBC has a sufficient combination of manufacturing and testing instructions, formulae and other documentation which a person reasonably skilled in the art and with appropriate training can follow to manufacture or produce all the Products. At the Closing, CBC shall deliver to Meridian all such manufacturing instructions, formulae and other documentation and all available information concerning the Products under development and shall disclose to Meridian all manufacturing processes and trade secrets possessed by CBC relating to the Products.

                B 3.12  EXPIRATION DATES.
                        -----------------

                         B 3.12.1 Except as set forth on Schedule B.3.12.1, all
of the Products bear an expiration date which is based upon CBC's available data, a copy of which has been provided to Meridian.

                         B 3.12.2  Schedule A.2.1.1 lists the current expiration
dates for each of the Products.

                B 3.13 INSURANCE. CBC has maintained during the three (3) year period prior to the Closing at a minimum claims made insurance with the following limits covering CBC:

COMPREHENSIVE GENERAL LIABILITY
- -------------------------------
Bodily Injury               $2,000,000                 Combined Single Limit
                            $2,000,000                  Aggregate

Property Damage             $2,000,000                 Combined Single Limit
                            $2,000,000                  Aggregate

Personal Injury             $2,000,000                 Combined Single Limit
                            $2,000,000                  Aggregate

The above coverage included premises-operations. In addition, CBC has maintained products completed operations (product liability) insurance covering CBC and having policy limits of $1,000,000.

                B 3.14 PAYMENTS OF TAXES. Except as set forth on Schedule B.3.14, CBC has paid all income taxes, and ad valorem taxes, sales and use taxes and all other taxes and levies of every kind, character or description imposed by the United States, by any state, or by any municipality, subdivision or instrumentality of the United States, any state, or any municipality and which are due and payable. CBC shall pay all such taxes for which it is liable for the periods prior to and including the Closing Date, but which are not yet due and payable, at such time as such taxes become due and payable.

                B 3.15 CONSENTS. Except as set forth on Schedule B.3.15 hereto, and except as provided with respect to the assumption and assignment of the executory contracts, purchase orders, licenses, agreements and commitments, no consent or permission of any third party is necessary for the sale of the Assets or the performance of this Agreement.

                B 3.16 CONTRACTUAL OBLIGATIONS. To CBC's Knowledge, each contract, purchase order, license, agreement, and commitment listed on Schedule B.1.1.7, or otherwise disclosed in this Agreement, has been lawfully entered into, is in full force and effect and, except as disclosed to Meridian in the
Schedule in which such agreement, purchase order, license, commitment or contract is disclosed, there have been no modifications, oral or written, to the terms of any of such agreements, purchase orders, licenses, commitments, and contracts.

                B 3.17 DISCLOSURE. No representation or warranty by CBC in this Agreement, nor any Schedule, Exhibit, statement or certificate furnished or to be furnished by or on behalf of CBC pursuant to this Agreement, nor any document or certificate delivered by CBC to Meridian pursuant to this Agreement or in connection with the transactions contemplated herein, contains or shall contain any untrue statement of a material fact.

                B 3.18 ENVIRONMENTAL COMPLIANCE. CBC and its facility have complied and will comply in all material respects as they relate to the Products and Assets, with all federal, state, and local environmental or pollution-control laws, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Toxic Substances Control Act and any other Federal, State or local statute, regulation, order, or decree governing, without limitation, the discharge of waste water, emission of air pollutants and the handling, transportation, treatment, storage, generation or disposal of solid or hazardous waste, hazardous substances, petroleum, toxic substances, contaminants, and pollutants.

                B 3.19 The Equipment and, to CBC's Knowledge without a duty to inquire, except as set forth on Schedule B.3.19, the Rental Instruments with customers included in the Assets are in operating condition and are not in material violation of any laws, regulations, orders or requirements, and will be in operating condition, reasonable wear and tear excepted, and to the best of CBC's Knowledge will be in compliance with all laws, regulations, orders or requirements at the time of Closing and when delivered to Meridian, except for normal wear and tear to the Equipment during the period the Equipment is used by CBC after the Closing to make Product for Meridian under the Supply Agreement. The condition of the Equipment at the Closing will be specified on Schedule B.3.19.

                B 3.20 No past or present Affiliate of CBC owns or has an interest in the Assets. No past or present Affiliate of CBC has owned or had any interest in any of the Assets except for a former Affiliate having distributed the Products and discontinued distributing them at a period in time more than fifteen months before the Closing.

        B 4     FURTHER OBLIGATIONS.
                --------------------

                B 4.1 PRE-CLOSING OBLIGATIONS. CBC hereby covenants and agrees to cause the following to occur between the date hereof and the Closing Date:

                         B 4.1.1 Upon reasonable advance notice, CBC shall
afford to the officers, attorneys, accountants and reasonable numbers of other employees and agents of Meridian free and full access, during regular business hours, to CBC's books, records, and key personnel relating to the Products and to the Assets and manufacturing operations relating to the Products and the business of CBC relating to the Products to be transferred to

Meridian hereunder, in order that Meridian may have full opportunity to make such investigation as it may reasonably desire of the business and affairs of CBC relating to the Products. Said representatives shall keep confidential all information obtained during such audit as specified in Section C 1.1.2.

                         B 4.1.2  CBC will use reasonable efforts to preserve or
cause to be preserved intact the business organization of CBC relating to the Products (except as Meridian may otherwise approve in writing, but without obligation to change compensation paid to any officers or employees, or any representation that such persons will remain employed by CBC), to keep available to Meridian the services of the present officers and employees who contribute substantially to the operation of the business of CBC relating to the Products (except as Meridian may otherwise approve in writing but without obligation to change compensation paid to such officers or employees or any representation that such persons will remain employed by CBC), to preserve for Meridian the present relationships and goodwill of the suppliers, customers and others having business relations with CBC relating to CBC's business relating to the Products and to operate or cause to be operated the business of CBC relating to the Products in a manner reasonably consistent with past operations.

                         B 4.1.3 CBC will fully cooperate with Meridian's
efforts to hire, effective as of the Closing, any of the sales, marketing and technical support employees associated with CBC's diagnostics business that Meridian may wish to hire from those listed on Schedule B.4.1.3.

                B 4.2 POST-CLOSING OBLIGATIONS. CBC and Meridian hereby covenant and agree as follows:

                         B 4.2.1  NON-COMPETE.
                                  ------------

                                  B 4.2.1.1  From and after the Closing, CBC
covenants and agrees, warrants and represents that except as specifically provided herein or as may be required pursuant to the Supply Agreement attached hereto as Schedule B.1.4 or as otherwise agreed in writing by Meridian, neither CBC nor its Affiliates, if any, will directly or indirectly engage in the business of manufacturing, selling, distributing or licensing products, or technology for use on or in connection with any products competitive to the Products for a period of five (5) years from the date of Closing.

                                  B 4.2.1.2  If CBC acquires another company
which has a product competitive with the Products among the other products sold by the company which CBC is acquiring, CBC will offer that product to Meridian, and if Meridian is interested in acquiring such product, Meridian will so notify CBC, and CBC and Meridian will negotiate in good faith the terms of sale of such product to Meridian. If CBC and Meridian cannot agree on sale terms, CBC can offer to sell that Product to a third party on terms no more favorable than CBC offered to Meridian, and CBC can continue to sell such product to the acquired company's customers for up to a year after acquiring said company while trying to arrange a sale to a third party of that product, but if Meridian or a third party do not purchase such product from CBC within a year, CBC must discontinue all sales of that product within a year after the purchase by CBC of the company with said competitive product.

                         B 4.2.2 SECRECY. CBC and its Affiliates, if any, after
the Closing Date will hold in confidence and not use or disclose to any third party for use on or in connection with any products or business any information transferred by CBC to Meridian hereunder.

                         B 4.2.3 ASSIGNMENT AND ASSUMPTION. CBC shall assign
this Agreement, the Supply Agreement and the Escrow Agreement to the company to whom the assets of CBC's biopharmaceutical business relating to vaccines and other products which stimulate the immune system for use in treating and preventing infectious diseases and cancer shall be conveyed (the "Vaccine Acquiring Company") and each of such agreements shall be assumed by the Vaccine Acquiring Company. The Vaccine Acquiring Company shall have a net worth at the time the aforesaid agreements are assigned to it of at least Seven Million Dollars ($7,000,000).

        B 5  RETURNED CBC PRODUCTS AFTER CLOSING
             -----------------------------------

                B 5.1  With respect to returned goods;

                         (a) Meridian shall have no responsibility and CBC shall
have sole responsibility for any of the Products returned that are manufactured and sold prior to the Closing;

                         (b) Meridian shall have no responsibility, and CBC
shall have sole responsibility, for any of the Products returned that are manufactured prior to the Closing, irrespective of when sold, that are returned because (i) they are unsafe or ineffective, or in violation of any law or governmental regulation, guideline or policy statement, provided Meridian did not do anything to cause such Products to be unsafe or ineffective or in violation of law or governmental regulation, guideline or policy statement in effect at the time of Closing; or (ii) of a product defect, provided Meridian did not cause the product defect;

                         (c) Except as provided in the Supply Agreement, CBC
shall have no responsibility, and Meridian shall have sole responsibility, for any of the Products returned that are manufactured and sold after the Closing;

                         (d) Meridian shall have sole responsibility for any of
the Products returned that are manufactured prior to the Closing, and sold by Meridian after the Closing, which are returned even though not defective, and not unsafe or ineffective and not in violation of any law or governmental regulation, guideline or policy statement; and

                         (e) Returned goods manufactured by CBC which are
defective or which are not Salable shall be property disposed of by CBC in accordance with all appropriate federal, state and local laws and regulations and appropriate substantiation thereof shall be submitted to Meridian.

                B 5.2  NON-DEFECTIVE RETURNED GOODS AND PROCESSING OF RETURNS
                       ------------------------------------------------------

                         B 5.2.1 If any returned Products are not defective and
it cannot be determined who sold the Products, then any non-defective Products returned within four (4) months after Closing shall be the sole responsibility of CBC, except that any Salable inventory shall be purchased by Meridian from CBC at CBC's Inventory Price, except any non-defective Products returned to Meridian in accordance with Meridian's returns policy.

                         B 5.2.2 Meridian shall process all returns in
accordance with Meridian's returned goods policy, a copy of which is annexed hereto as Schedule B 5.2.2. Should any such goods for which CBC is responsible be returned by CBC's customer to Meridian, then Meridian shall reimburse said customer for the customer's cost of the goods and bill CBC for such reimbursement and any related disposal costs with appropriate credit for any salvage value. CBC shall pay Meridian by check for such replacements or reimbursements made by Meridian on a monthly basis, such payment to be made within thirty (30) days of receipt by CBC of a statement from Meridian covering the prior monthly period.

                B 5.3 Any returned Products received at any of CBC's facilities after the Closing Date which are Meridian's responsibility shall be turned over to Meridian for processing as above. Meridian shall furnish CBC with appropriate returned goods documentation monthly for the prior month, and CBC shall be granted access during normal business hours to Meridian's returned goods records relating to the Products, customer files relating to the Products and other appropriate books and records relating to the Products as CBC may reasonably request in order to verify CBC's rights and obligations hereunder. Meridian shall notify CBC of any returns which fall within Section B 5.1(b), and CBC shall have the right, within five (5) business days of such notification, to request that Products returned pursuant to that section be shipped to CBC at CBC's expense in order for CBC to confirm that they are defective or otherwise fall within Section B 5.1(b). If, within five (5) business days of such notification, CBC does not request that such Products be returned to it, then all such Products shall be deemed accepted by CBC as defective.

                B 5.4 Neither CBC nor Meridian nor any of its Affiliates shall do anything to encourage returns of any of the non-defective Products prior to or subsequent to the Closing Date.

C   C 1     ADDITIONAL COVENANTS, REPRESENTATIONS AND WARRANTIES OF MERIDIAN
            ----------------------------------------------------------------

                C 1.1 Meridian covenants, represents and warrants, both as of the date hereof and as of the Closing Date, as follows:

                         C 1.1.1 VALID CORPORATE EXISTENCE; QUALIFICATION.
Meridian is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

                         C 1.1.2 CONFIDENTIAL INFORMATION. Except as required by
the filing and disclosure rules of public agencies and as required by any court, only if the Closing does not take place, Meridian shall in the future, require its employees and representatives to abide by terms of the Non-Disclosure Agreement dated January 19, 1996 entered into by CBC and Meridian (the "Non-Disclosure Agreement").

                         C 1.1.3 NO BREACH - MERIDIAN. The execution and
delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not (i) violate or result in a breach of, or constitute a default under any provision of the articles of incorporation or code of regulations of Meridian, or (ii) result in a material breach of any term, condition or other provision of, or constitute a material default under, any material agreement to which Meridian is a party or by which Meridian is bound or (iii) result in a material breach of any applicable laws, rules or regulations.

                         C 1.1.4 AUTHORITY FOR AGREEMENT. All corporate and
other proceedings required to be taken by or on behalf of Meridian, including without limitation all action required to be taken by its Board of Directors to authorize Meridian to enter into and carry out this Agreement and the other documents and agreements contemplated hereby, have been duly and properly taken. This Agreement has been duly executed and delivered by Meridian and is valid and binding upon Meridian in accordance with its terms.

                C 1.2 ADDITIONAL COVENANTS, REPRESENTATIONS AND WARRANTIES OF CBC. CBC covenants, represents and warrants, both as of the date hereof and as of the Closing Date, as follows:

                         C 1.2.1 VALID CORPORATE EXISTENCE; QUALIFICATION. CBC
is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own, operate and lease its Assets and properties and to carry on CBC's businesses including its business relating to the Assets as now being and as heretofore conducted and to enter into this Agreement. CBC is not prohibited by agreement from carrying on its business relating to the Assets or Products as now being conducted in any place where its business or operations relating to the Assets or Products are now conducted.

                         C 1.2.2 CBC has no severance, compensation, benefit
plan, employment or other obligations with respect to its employees, which will by contract, operation of law or otherwise, become the obligation or liability of Meridian as a result of the transactions contemplated by this Agreement.

                         C 1.2.3 NO BREACH - CBC. The execution and delivery of
this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not (i) violate or result in a breach of, or constitute a default under, any provision of the articles of incorporation or by-laws of CBC, or (ii) result in a material breach of any term, condition or other provision of, or constitute a material default under, any agreement to which CBC and/or any of its Affiliates is a party or by which CBC is bound, other than non-assignable purchase orders below $1,000 which the customer refuses to allow to be assigned, or (iii) result in a material breach of any applicable laws, rules or regulations.

                         C 1.2.4 AUTHORITY FOR AGREEMENT. Except for the
required approval by the Bankruptcy Court, all corporate and other proceedings required to be taken by or on behalf of CBC, including without limitation all action required to be taken by its Board of Directors, to authorize CBC to enter into and carry out this Agreement and the other documents and agreements contemplated hereby, and to convey, assign, transfer and deliver the Assets to Meridian pursuant to this Agreement, have been duly and properly taken. This Agreement has been duly executed and delivered by CBC and is valid and binding upon CBC in accordance with its terms, subject to the entry of an Order by the Bankruptcy Court, in form and substance satisfactory to Meridian, authorizing CBC to complete the transaction contemplated herein, including, but not limited to, the assumption and assignment of the executory contracts, purchase orders, licenses, agreements and commitments set forth on Schedule
B.1.1.7 hereto, on terms satisfactory to Meridian.

D.     D 1 CONDITIONS PRECEDENT TO THE CLOSING.

                D 1.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CBC. The obligations of CBC under this Agreement are subject to the satisfaction on or before the Closing Date of each of the following conditions, except to the extent that any of such conditions may have been waived in writing by CBC:

                         D 1.1.1 Except for activities or transactions after the
date of this Agreement in the ordinary course of business and activities and transactions expressly contemplated hereby, the representations and warranties of Meridian contained herein shall be true and correct in all material respects on the Closing Date as if made on such date.

                         D 1.1.2 Meridian shall have, or shall have caused to
be, performed and observed all covenants, agreements and conditions hereof to be performed or observed by it on or before the Closing Date.

                         D 1.1.3 CBC shall have received a favorable
certificate, dated as of the Closing Date, signed by the Chairman, or the President or a Vice President and by the Secretary or an Assistant Secretary of Meridian as to the matters set forth in Sections D 1.1.1 and D 1.1.2.

                         D 1.1.4 CBC shall have received an opinion of
Meridian's Counsel dated the Closing Date and in the form of Schedule D 1.1.4.

                         D 1.1.5 CBC shall have executed an agreement to sell
its retroviral business to a third party, however, receipt of Bankruptcy Court approval of such agreement is not a part of this condition precedent.

                         D 1.1.6  CBC's receipt of Bankruptcy Court approval
to this Agreement.

                D 1.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MERIDIAN. The obligations of Meridian under this Agreement are subject to the satisfaction on or before the Closing Date of each of the following conditions, except to the extent that any of such conditions may have been waived in writing by Meridian:

                         D 1.2.1 Except for activities or transactions after the
date of this Agreement in the ordinary course of business and activities and transactions expressly contemplated hereby, the representations and warranties of CBC contained herein shall be true and correct in all material respects on the Closing Date as if made on such date.

                         D 1.2.2  CBC shall have, or shall have caused to be,
performed and observed all covenants, agreements and conditions hereof to be performed or observed by it on or before the Closing Date.

                         D 1.2.3  Subsequent to the date hereof and prior to the
Closing Date, there shall not have been any materially adverse change in the business or financial condition of CBC relating to the Products or the Assets.

                         D 1.2.4  Meridian shall have received a favorable
certificate, dated as of the Closing Date, signed by the Chairman, or the President or a Vice President and by the Secretary or an Assistant Secretary of CBC, as to the matters set forth in Sections D 1.2.1 through D 1.2.3.

                         D 1.2.5  Meridian shall have received an opinion of
CBC's outside Counsel dated the Closing Date and in the form of Schedule
D.1.2.5.

                         D 1.2.6 Meridian shall have received a Certificate
signed by the Secretary of CBC, and dated as of the Closing Date, attesting to the adoption of resolutions by the Board of Directors of CBC authorizing and approving the sale of the Assets to Meridian and the execution and delivery of an agreement providing for such sale.

                         D 1.2.7 Meridian shall have received such other
documents as it or its counsel shall have reasonably requested in order to satisfy it that the conditions to Meridian's obligations hereunder have been met.

                         D 1.2.8 Meridian shall have received from CBC a letter,
dated the Closing Date, to the effect that on the basis of a review of the latest available accounting records of CBC and on the basis of consultations with responsible officers of CBC and other pertinent inquiries that CBC may deem necessary and except as otherwise provided on Schedule D.1.2.8, CBC has no reason to believe that during the period from January 1, 1995 to the Closing Date there was any adverse material change in the financial condition or results of operations of CBC relating to the Products, except changes incurred in the ordinary and usual course of CBC's business during that period which in the aggregate are not materially adverse with respect to the Products or CBC's business relating to the Products.

                         D 1.2.9 All Authorizations, to the extent transferable,
shall have been effectively assigned or transferred to Meridian.

                         D 1.2.10  CBC shall deliver to Meridian at the Closing
certificates of insurance showing that CBC has maintained the insurance specified in Section B 3.13.

                         D 1.2.11 There shall not have been suffered any
casualty or loss, whether or not covered by insurance, which materially and adversely affects the Assets or the ability of Meridian to continue CBC's business relating to the Products substantially as conducted by CBC.

                         D 1.2.12  Meridian shall have received such good and
sufficient instruments of conveyance and transfer, including without limitation, bills of sale, consents, patent, trademark and copyright assignments and contract assignments and endorsements, in form and substance reasonably satisfactory to Meridian and its counsel, to convey to and vest in Meridian all rights, title and interest in and to all of the Assets.

                         D 1.2.13 Meridian shall have received a written consent
of the relevant other party to each contract, purchase order, license, agreement and commitment set forth on Schedule B.1.1.7, with the exception of the agreement with Toray-Fuji Bionics, Inc. ("TFB") to the transfer and assignment by CBC of all rights, and to the assumption by Meridian of only those liabilities and only those obligations which arise, are imposed or accrue thereunder subsequent to the date of Closing and which relate to the Products or Assets, and written confirmation from each such relevant other party (except
TFB) that the contract, purchase order, license, agreement and commitment to which the consent relates is in full force and effect, that there has not been a breach or default with respect thereto, and all amounts due thereunder, including, without limitation, all royalties due such relevant party, have been paid.

                         D 1.2.14 CBC shall have provided Meridian with a
certified copy of the Order entered by the Bankruptcy Court on June 19, 1996.

                           D 1.2.15  [RESERVED]

                  D 1.3 MUTUAL CONDITIONS PRECEDENT. The obligations of both parties hereto shall be subject to the following conditions, except to the extent that any of such conditions have been waived in writing by both parties:

                         D 1.3.1 Meridian and CBC shall have executed the Supply
Agreement in the form set forth on Schedule B.1.4.

                         D 1.3.2 Meridian and CBC shall have executed the Escrow
Agreement.

                         D 1.3.3 On the Closing Date, there shall be no valid
order of any court or governmental agency, including a stay or injunction issued by the Bankruptcy Court, which does or is likely to delay, alter or preclude the transactions as set forth herein.

E.       TERMINATION OF AGREEMENT AND SURVIVAL.
         --------------------------------------

         E 1 Under the circumstances provided below, this Agreement and the transactions contemplated hereby may be terminated or abandoned at any time on or prior to the Closing Date, except that Section C 1.1.2 shall survive termination:

                  (a) By mutual written consent of Meridian and CBC in which case neither party shall have any obligation to the other except as provided in Section C 1.1.2.

                  (b) By CBC, if there has been (i) a material misrepresentation in this Agreement by Meridian that is not cured by Meridian prior to Closing Date, or (ii) a material breach of any of the representations, warranties or covenants by Meridian set forth that is not cured by Meridian prior to Closing, or (iii) a failure of any condition to which the obligations of CBC are subject, which is not cured prior to the Closing Date.

                  (c) By Meridian, if (i) there has been a material misrepresentation in this Agreement by CBC that is not cured by CBC prior to Closing, (ii) there has been a material breach of any of the representations, warranties or covenants by CBC set forth that is not cured prior to the Closing Date including, but not limited to, damage by fire, flood or other casualty to the physical properties to be transferred herein to Meridian by CBC and/or its Affiliates, so as to cause any material interruption or suspension of production of the Products that cannot be cured by CBC prior to Closing, or (iii) the Bankruptcy Court has not entered an Order approving the Asset Purchase Agreement, in form and substance satisfactory to Meridian, in its sole and absolute discretion on or before July 1, 1996.

F.       CLOSING DATE.
         -------------

         The Closing of the transactions provided for herein with respect to Assets shall take place on June 24, 1996, at 10:00 A.M., at the offices of Bowditch & Dewey, at 311 Main Street, Worcester, Massachusetts 01608; provided, however, that the Closing may, by mutual written agreement of the parties, be extended to a later date. The time and date of the Closing are referred to in this Agreement as the "Closing" or "Closing Date".

G.  G 1 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES, ETC.
        -----------------------------------------------------------

                  Notwithstanding any investigation made at any time by or on behalf of any of the parties, unless otherwise provided herein, all of the representations warranties, covenants, obligations and indemnifications contained in this Agreement shall survive the Closing and shall remain in full force and effect thereafter, but only to claims asserted during the five (5) year period after the Closing, except those relating to title to the Assets and those relating to environmental matters shall survive the Closing and remain in full force and effect thereafter, but shall only apply to claims asserted before the end of applicable statutes of limitations relating to the claim in question.

         G 2 TRANSITION. In order to ensure a fair and effective transition in connection with the transactions contemplated by this Agreement, the parties hereto further covenant and agree as follows:

                  G 2.1 PRESERVATION OF RECORDS. CBC shall maintain and retain for a period of six (6) years commencing on the Closing Date, unless a greater time period is required by law, all books and records in its possession at any time after the Closing Date concerning or relating to the Assets or the Products, wherever located. If any of CBC's records are transferred by CBC to Meridian, Meridian shall maintain and retain such records for the remainder of said same period. Such books and records shall be made available to the non-custodial party upon reasonable notice; and neither shall destroy any such books and records without first specifying to the other party the nature and coverage of the records proposed to be destroyed and of offering to turn them over to the other party.

                  G 2.2 Meridian shall be entitled to use existing CBC labels and labeling for Products made by CBC for Meridian for up to one (1) year after the Closing.

H.       H 1      INDEMNITY.
                  ----------

                  H 1.2 MERIDIAN'S INDEMNITY. Meridian agrees to defend and indemnify CBC against, and hold CBC harmless from, all claims, actions, suits, proceedings, liabilities, losses, damages, costs and expenses (including without limitation reasonable attorneys' fees and expenses and other out-of-pocket costs and expenses reasonably incurred in investigating, preparing and defending against any claim, action, suit, proceeding or demand of any kind) (collectively the "Damages") suffered by CBC:

                         H 1.1.1 arising out of or resulting from any breach or
default by Meridian under any of the covenants, representations and warranties of this Agreement;

                         H 1.1.2 arising out of or resulting from any actual or
alleged breach or default by Meridian of the contracts, purchase orders, licenses, agreements and commitments contained on Schedule B.1.1.7 but only to the extent Meridian has assumed those obligations under Section B 2; and

                         H 1.1.3 arising out of or resulting from Meridian's
activities with respect to the Products after the Closing but excluding any Damages (i) resulting from (a) the Products which are part of inventories of finished goods purchased at the Closing, except to the extent the Damages were caused by Meridian, (b) the Products to be supplied to Meridian pursuant to the Supply Agreement, except to the extent the Damages were caused by Meridian, or (c) any act or omission of CBC or any third parties CBC deals with relating to the Products to be supplied to Meridian under the Supply Agreement, except to the extent the Damages were caused by Meridian, and (ii) resulting from Rental Instruments arising from incorrect servicing or failure to service the Rental Instruments after notice from the customer to CBC, to the extent the Damages were caused by CBC.

                  H 1.2  CBC'S INDEMNITY.
                         ----------------

                           H 1.2.1  CBC agrees to defend and indemnify Meridian
against, and hold Meridian harmless from, all Damages suffered by Meridian as a result of or arising out of any misrepresentation by CBC or any breach or default by CBC, of or under, any of its covenants, representations, warranties, obligations or other provisions of this Agreement.

                           H 1.2.2  CBC also agrees to defend and indemnify
Meridian against and hold Meridian harmless from all Damages suffered by Meridian from:

                                    (a)  All debts, liabilities and obligations
of CBC and/or its Affiliates, whether accrued, absolute, contingent or otherwise, other than those specifically assumed by Meridian in Section B 2.1 hereof.

                                    (b)  Obligations of CBC and/or its
Affiliates accruing prior to the Closing (except with respect to goods or services to be delivered or performed subsequent to the Closing or return of goods which are governed by Section B 5) under any contract, purchase order, license, agreement or commitment referred to on Schedule B 1.1.7 hereof.

                         (c) Obligations arising out of any claims of successor
liability, except as to those obligations specifically assumed herein in Section B 2.1.

                         (d) Any and all claims or suits brought against
Meridian by Professors J. Thomas LaMont and/or Harry Pothoulakis, M.D., relating to their claim that they are entitled to a royalty and/or damages as a result of the manufacture, marketing, use and/or sale of the Clostridium Difficile test and all liability resulting to Meridian therefrom.

                         (e) Any and all claims or suits brought against
Meridian by the Institute Pasteur and/or Genetic Systems Corporation or their successors or assigns as a result of Meridian's manufacture, marketing, use and/or sale of the Products and/or use of the Technical Information or any Patents or Patent Rights acquired by Meridian from CBC.

                         (f) All Damages suffered by Meridian as a result of:

                         (i) The recall of any of the Products or device
notification relating to any of the Products manufactured prior to the Closing Date in order to comply with laws and governmental regulations, guidelines or policy statements in existence on the Closing Date, providing that the recall has not been caused in substantial part by any act or omission by Meridian, its Affiliates or their employees or agents.

                         (ii) Any product liability claim relating to any of the
Products in finished form or finished bulk manufactured prior to the Closing Date providing Meridian has not done or failed to do anything with respect to such Products which caused the liability.

                         (iii) Any litigation to the extent based upon or
arising out of the operation of the business of CBC and/or its Affiliates, including but not limited to such litigation involving any of the Products manufactured prior to the Closing Date providing Meridian has not done or failed to do anything to cause such litigation or liability which may result therefrom.

                         (iv) Any injury to or any claim of any employee of CBC
and/or its Affiliates to the extent attributable to operations of CBC and/or its Affiliates providing Meridian has not done or failed to do anything to cause such injury or claim.

                         (v) Any breach or violation by CBC or its Affiliates of
any federal, state or local law, regulation or ordinance relating to the Products or business of CBC and/or its Affiliates providing Meridian has not done or failed to do anything to cause such breach or violation.

                         (vi) Any inventory transferred to Meridian on the
Closing Date which is not Salable inventory.

                         (vii) Any act or omission of CBC or its Affiliates in
connection with or relating to its business or any part thereof, including its business relating to the Products, up to and including the Closing Date, and in connection with or relating to the transfer by CBC and or its Affiliates to Meridian of the Assets provided Meridian has not done or failed to do anything to cause such Damage.

                   H 1.2.3 CBC agrees to defend, indemnify and save harmless Meridian, its officers, directors, employees, agents, successors and assigns, from and against any damage, liability, loss, claims, cost or expense, including without limitation attorneys fees, arising out of any claim by any person, government or other entity, whether grounded in statutory or common law, for personal injury, wrongful death, property damage, economic loss, costs of abatement, costs of remediation, damage to natural resources, civil penalties or any other claim, demand, notice or expense arising out of or related to the presence, generation, handling, treatment, storage, transport, disposal, discharge or release of any solid waste, hazardous waste, hazardous substance, toxic substance, petroleum, contaminant or pollutant, or any other environmental condition, on, at, beneath, or near CBC's or CBC's subcontractors facility or from CBC's or CBC's subcontractor's facility to or at another facility, site or property; provided, however, CBC shall not be responsible for raw materials and components specifically requested by Meridian in writing to be shipped to Meridian at a site specifically designated by Meridian.

                   H 1.2.4 Meridian shall not be entitled to claim or receive indemnity hereunder unless and until such claims equal or exceed Twenty-five Thousand Dollars ($25,000.00) in the aggregate, but once they exceed such amount, all amounts from the above first dollar may be claimed. Notwithstanding anything provided above, Meridian shall be entitled to claim and receive indemnity for all items covered by H 1.2.2(a), H 1.2.2(b) and H 1.2.2(d) above even if they are less than Twenty-five Thousand Dollars ($25,000.00) individually or in the aggregate.

                  H 1.3 INDEMNIFICATION PROCEDURES. Upon the party to be indemnified becoming aware of any event contained herein for which it is entitled to be indemnified, if a claim in respect thereof is to be made against the indemnitor pursuant hereto, the indemnified party will with reasonable promptness notify the indemnitor in writing of such event. If such event is the assertion of a claim or suit by a third party, the indemnitor shall defend the action, and the indemnified party will be entitled to participate in the defense against such claim at its own cost and expense with counsel of its own choice; provided the indemnitor and its counsel shall proceed with diligence and in good faith with respect to the claim; otherwise the indemnified party shall have the right to proceed with the defense and in addition to all other rights of the indemnified party thereunder, such defense shall be at indemnitor's cost and expense. The Indemnitor shall not have the right to settle any claim or suit to which Indemnitee is a party without the written consent of the Indemnitee which shall not be unreasonably withheld.

I.   I 1 MISCELLANEOUS PROVISIONS
         ------------------------

                  I 1.1 ACCOUNTS RECEIVABLE. CBC and its Affiliates shall retain and collect all their respective accounts receivable outstanding as of the Closing Date relating to the Products. All monies received by Meridian after the Closing where it is indicated by words or amount that it relates to the accounts receivable retained by CBC and/or its Affiliates hereunder or is otherwise due to CBC and/or its Affiliates shall be promptly paid over to CBC by Meridian.

                  I 1.2 SEVERABILITY. If any of the provisions contained in this Agreement shall be proven unlawful or non-enforceable, said provision or provisions will be considered as never written, but that will not affect the validity of the remaining terms and conditions of this Agreement and the parties shall substitute to the extent lawfully permissible a new provision or provisions embodying as closely as lawfully permissible the intentions of the parties with respect to the provision or provisions which have been proven unlawful or non-enforceable.

                  I 1.3 BENEFIT PLANS - GENERAL. It is specifically understood and agreed that Meridian shall not assume any obligation or liability under any employee benefit plan or program which may be maintained by CBC and/or any of its Affiliates.

                  I 1.4 NO THIRD PARTY RIGHTS. Nothing herein shall grant or create in any person not a party hereto any right to be offered or to continue employment or to receive any other benefit.

                  I 1.5  BROKERAGE.
                         ----------

                         1 1.5.1  CBC hereby represents and warrants to Meridian
that, except for Musket Research Associates Inc., whose fee shall be paid by CBC, (i) it has not retained any broker, finder or intermediary, or paid or agreed to pay any fee or commission to any person, for or on account of the transactions herein contemplated and (ii) it has not had communications with any such person which would obligate Meridian to pay any such fee or commission. In the event that any such fee or commission shall become payable by reason of any act of CBC, same shall be paid by CBC.

                         I 1.5.2  Meridian represents and warrants to CBC that
it has not retained any broker, finder or intermediary, or agreed to pay any fee or commission to any such person, for or on account of the transactions herein contemplated, and (ii) that it has not had communications with any such person which would obligate CBC to pay any such fee or commission. In the event that any such fee or commission shall become payable by reason of any act of Meridian, the same shall be paid by Meridian.

                  I 1.6 EXPENSES - TAXES. The parties shall pay their own respective expenses (including, without limitation, the fees, disbursements and expenses of their attorneys, accountants and investment advisors) in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby. Each party shall pay all taxes, if any, imposed on it as a result of the transfer of assets to the other party or arising as a result of the consummation of the transactions contemplated by this Agreement, including, without limitation, all applicable sales taxes and use taxes.

                  I 1.7 ADJUSTMENTS. Notwithstanding any provision contained herein to the contrary, CBC agrees that all invoices received after the Closing Date for goods delivered or services supplied to CBC and/or any of its Affiliates prior to the Closing Date shall be for the account of and paid by CBC and/or its relevant Affiliate.

                  I 1.8 Meridian agrees that it shall change batch codes for the Products it manufactures after the Closing and that it will use different batch codes after the Closing from the batch codes used prior to the Closing.

                  I 1.9 COOPERATION. Each party shall provide such reasonable cooperation as may be requested by the other party on and after Closing Date at the requesting party's expense, in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement, claim or dispute based upon contracts, arrangements or acts which were in effect or incurred on or prior to the Closing Date or in connection with any FDA proceedings.

                  I 1.10 AMENDMENTS - WAIVERS. This Agreement may be amended, modified, or superseded only by a written instrument executed by CBC and Meridian, and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement or a condition to such party's obligations hereunder shall be


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deemed to be, or construed as, a further or continuing waiver of any such breach or condition or a waiver of any other condition or of a breach of any other term, covenant, representation or warranty of this Agreement.

                  I 1.11 PUBLICITY. No party hereto, nor any person acting on such party's behalf shall, prior to or at the Closing, issue any publicity or news release with respect to the transactions contemplated hereby, except with the advance consent of the other party hereto which consent shall not unreasonably be withheld. This restriction shall not prevent either party from issuing any release or from filing such reports or other data and information as may be required to comply with the requirements of the Federal Trade Commission, the Securities and Exchange Commission or other governmental bodies.

                  I 1.12 NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and mailed, certified or registered mail, postage prepaid, and shall be deemed given seventy-two (72) hours after the time of mailing, as follows:

                           If to Meridian, to:

                                    Meridian Diagnostics, Inc.
                                    3471 River Hills Drive
                                    Cincinnati, Ohio 45244
                                    Attention: President

                           With copy to:

                                    Keating, Muething & Klekamp
                                    1800 Provident Tower
                                    One East Fourth Street
                                    Cincinnati, OH  45202
                                    Attention:  James M. Jansing, Esq.


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




                           If to CBC, to:

                                    Cambridge Biotech Corporation
                                    365 Plantation Street
                                    Biotechnology Research Park
                                    Worcester, Massachusetts 11605-2376
                                    Attention: President

                           With copy to:

                                    Bowditch & Dewey
                                    311 Main Street
                                    Worcester, Massachusetts 01608
                                    Attention:  Jane V. Hawkes, Esq.

Either party may change the persons and address to which notice or other communications are to be sent to it by giving written notice of any such change in the manner provided herein for giving notice.

                  I 1.13 ASSIGNMENT. This Agreement shall be binding upon the successors and permitted assigns of the parties hereto. Except for the assignment by CBC pursuant to CBC's reorganization plan to Aquila
Biopharmaceuticals, Inc., this Agreement may not be assigned by CBC or Meridian without the consent of the other party, which consent shall not be unreasonably withheld.

                  I 1.14 ENTIRE AGREEMENT. This Agreement and the schedules and exhibits hereto and the Non-Disclosure Agreement contain the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no representations, warranties, understanding or agreements other than those expressly set forth herein and therein.

                  I 1.15 EXHIBITS. All schedules, exhibits and appendices annexed hereto are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such writings shall be deemed to refer to and include all such writings. Any breach of, or default under, any provision of any of such writings shall for all purposes constitute a breach or default under this Agreement (including without limitation, all such writings).

                  I 1.16 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original but which together shall constitute one and the same instrument.

                  I 1.17 SECTION HEADINGS. The Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

                  I 1.18 GOVERNING LAW. This Agreement shall be governed and construed under the laws of The Commonwealth of Massachusetts. The validity, construction, and interpretation of this Agreement shall be governed by the internal laws of The Commonwealth of Massachusetts without reference to Massachusetts' choice of law rules. In connection with any dispute or controversy arising out of or relating to this Agreement, both parties consent to the jurisdiction of the United States District Court for the District of Massachusetts.


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




         WITNESS the execution of this Agreement as of the date first above written.

                                          CAMBRIDGE BIOTECH CORPORATION,

                                          Debtor and Debtor in Possession

                                          By: Alison Taunton-Rigby
                                             ------------------------------
                                             President

                                          MERIDIAN DIAGNOSTICS, INC.

                                          By: William J. Motto
                                             ------------------------------
                                          Title: Chairman CEO


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